CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Desert Hawk Gold Corp.
2719 W. Strong Way
Spokane, WA 99208

We hereby consent to the incorporation by reference of our report dated June 21, 2010, except for notes 5 and 10 which are dated September 20, 2010, with respect to the financial statements of Desert Hawk Gold Corp. appearing in the Annual Report of Desert Hawk Gold Corp. for the years ended December 31, 2009 and 2008, in the Registration Statement of Desert Hawk Gold Corp. on Form S-1 to be filed on or about September 27, 2010. We also consent to the use of our name and the references to us included in the Registration Statement.

CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
September 28, 2010